FOR IMMEDIATE RELEASE

                                CONTACTS:             Alanco Investor Relations
                                                      (480) 607-1010
                                                      www.alanco.com

                         Alanco's Third Quarter Results

                  Third Quarter and Nine Month Revenues Triple
                 to $4.4 Million and $15.1 Million, Respectively

(Scottsdale, AZ - May 16, 2007) - Alanco Technologies, Inc., (NASDAQ: ALAN), a leading provider of wireless tracking and asset management solutions, today announced that revenue for its fiscal quarter ended March 31, 2007 increased to $4,422,800 compared to $988,000 reported for the prior year third quarter, primarily due to contribution from recently acquired StarTrak Systems. The third quarter loss from continuing operations was ($1,446,800) compared to the prior year period loss of ($1,130,600). The larger operating loss was attributable to a $354,000 increase in depreciation, amortization and interest expenses primarily related to the StarTrak acquisition, and an increased loss in the Company's Data Storage Segment. Third quarter EBITDA loss (from continuing operations before interest, taxes, depreciation and amortization) decreased to ($987,300) from ($1,025,900) for the comparable quarter of the prior year.

Revenue for the nine months ended March 31, 2007 increased 292% to $15,115,000, compared to $3,858,400 reported for the nine months of the previous year. The nine-month loss from continuing operations was ($2,940,900), a 5% decrease compared to the prior nine months of ($3,104,700). The nine-month EBITDA loss decreased approximately 40% to ($1,656,500) from ($2,737,100) for the comparable period of the prior year, also primarily attributable to StarTrak Systems, as well as reduced operating loss in the Company's RFID Tracking Segment.

Alanco Chairman and Chief Executive Officer, Robert R. Kauffman, commented, "In the fiscal nine-month period, StarTrak Systems, acquired at the beginning of the fiscal year, has performed to our highest expectations: achieved profitability on a doubling of sales; generated approximately 70% of the Company's total $15 million sales revenue; earned an operating profit of $98,000; and contributed $580,000 of EBITDA improvement. We are confident that StarTrak is poised to accelerate its operating profit contribution based upon anticipated continuing sales growth in the next quarter and beyond."

"Several new TSI PRISM contract awards are expected during the fourth quarter based on current outstanding RFP's; however, due to timing considerations, potential contribution to fourth quarter results is anticipated to be minimal. We are also projecting a fourth quarter rebound in our Data Storage Segment from its poor third quarter performance, which primarily resulted from a one-time accounting adjustment."

Alanco Technologies, Inc. (NASDAQ: ALAN), headquartered in Scottsdale, Arizona, is a rapidly growing provider of wireless tracking and asset management solutions through its StarTrak Systems and Alanco/TSI PRISM subsidiaries. Corporate website: www.alanco.com

StarTrak Systems is a leading provider of GPS tracking and wireless asset management services to the transportation industry and the dominant provider of tracking, monitoring and control services to the refrigerated or "Reefer" segment of the transportation marketplace. StarTrak products increase efficiency and reduce costs of the refrigerated supply chain through the wireless monitoring and control of critical Reefer data, including GPS location, cargo temperatures and Reefer fuel levels. StarTrak offers complete integrated solutions for refrigerated trailers, trucks, railcars, and containers. Additional information is available at www.StarTrak.com.

Alanco/TSI PRISM is the leading provider of RFID real-time tracking technologies for the corrections industry. TSI PRISM systems track and record the location and movement of inmates and officers, resulting in enhanced facility safety and security and significant staff productivity improvements. Utilizing proprietary RFID (Radio Frequency Identification) tracking technology, TSI PRISM provides real-time inmate and officer identification, location and tracking both indoors and out, and is currently utilized in prisons in Michigan, California, Illinois, Ohio, Missouri, and Virginia. Additional information is available at www.TSIPRISM.com.

The Company also participates in the data storage industry through its wholly owned subsidiary, Excel/Meridian Data, Inc., a manufacturer of Network Attached Storage (NAS) systems. Excel delivers uniquely scalable, manageable and cost-effective storage solutions for all network storage customers. For further information, visit www.emdstorage.com.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES WHICH MAKE THE COMPANY'S PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY'S STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND TO REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.

                                 (table follows)

                            Alanco Technologies, Inc.
                  Condensed Consolidated Financial Information

                                              Three months ended March 31,
                                                   2007           2006
                                              -------------  -------------
NET SALES                                     $  4,422,800   $    988,000
                                              =============  =============

LOSS FROM CONTINUING OPERATIONS               $ (1,446,800)  $ (1,130,600)
  Income (loss) from discontinued operations             0        138,500
     Preferred stock dividends - in kind          (335,700)      (281,500)
                                              -------------  -------------
LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS      $ (1,782,500)  $ (1,273,600)
                                              =============  =============

NET LOSS PER SHARE - BASIC AND DILUTED
     Attributable to Common Shareholders      $      (0.10)  $      (0.11)
                                              =============  =============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING      17,968,600     12,044,800
                                              =============  =============

  EBITDA Reconciliation for the Three
     Months Ended 3-31-07
EBITDA                                        $   (987,300)  $ (1,025,900)
     Net interest expense                         (211,800)       (23,700)
     Depreciation and Amortization                (247,700)       (81,000)
                                              -------------  -------------
LOSS FROM CONTINUING OPERATIONS               $ (1,446,800)  $ (1,130,600)
                                              =============  =============


                                               Nine months ended March 31,
                                                   2007           2006
                                              -------------  -------------
NET SALES                                     $ 15,115,000   $  3,858,400
                                              =============  =============

LOSS FROM CONTINUING OPERATIONS               $ (2,940,900)  $ (3,104,700)
  Income (loss) from discontinued operations       (83,200)         6,500
     Preferred stock dividends - in kind          (652,900)      (564,600)
                                              -------------  -------------
LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS      $ (3,677,000)  $ (3,662,800)
                                              =============  =============

NET LOSS PER SHARE - BASIC AND DILUTED
     Attributable to Common Shareholders      $      (0.22)  $      (0.32)
                                              =============  =============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING      16,441,500     11,340,700
                                              =============  =============

  EBITDA Reconciliation for the Nine
     Months Ended 3-31-07
EBITDA                                        $ (1,656,500)  $ (2,737,100)
     Net interest expense                         (551,100)       (66,400)
     Depreciation and Amortization                (733,300)      (301,200)
                                              -------------  -------------
LOSS  FROM CONTINUING OPERATIONS              $ (2,940,900)  $ (3,104,700)
                                              =============  =============

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